Fansteel
                            Number One Tantalum Place
                          North Chicago, Illinois 60064



                    Notice of Annual Meeting of Stockholders
                                 April 26, 2000

                                                                  March 22, 2000
To the Stockholders
 of Fansteel Inc.:

  Notice hereby is given that the Annual Meeting of Stockholders of Fansteel Inc. will be held at The Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on April 26, 2000, at 10:00 a.m., for the purposes of:

     (1)  Electing six Directors to serve until the next Annual
          Meeting of Stockholders or until their successors are elected;

     (2) Ratifying the appointment of Ernst & Young LLP, Certified Public Accountants, as auditors of the Company for the year ending December 31, 2000; and

     (3) Transacting such other business as may be brought before the meeting.

  The Board of Directors has fixed the close of business on February 21, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at said meeting.

  A list of the stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder for at least ten days prior to the Annual Meeting at Number One Tantalum Place, North Chicago, Illinois 60064 for any purpose germane to such meeting, during ordinary business hours.

  STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                             By order of the Board of Directors,

                                                    Michael J. Mocniak
                                                       Secretary



                                    Fansteel
                            Number One Tantalum Place
                          North Chicago, Illinois 60064


                                 Proxy Statement



                             SOLICITATION OF PROXIES

  This Statement is furnished in connection with the solicitation of Proxies on behalf of the Board of Directors (the "Board") of Fansteel Inc. (the "Company") to be voted at the Annual Meeting of Stockholders, including any and all adjournments thereof, to be held on April 26, 2000.

  If the enclosed Proxy is executed and returned it will be voted in accordance with the specifications thereon, and if there are no specifications thereon, it will be voted in accordance with the proposals recommended by the Board. The only business which the Board intends to present, or knows that others will present, at the Annual Meeting is specified in the accompanying notice of the meeting. If, however, any other matters properly come before the meeting for action, it is intended that the persons named in the enclosed form of Proxy will vote the same in accordance with their best judgment on such matters.

  The enclosed Proxy may be revoked at any time insofar as it has not been exercised.

  The enclosed proxy material is being mailed to stockholders on or before March 24, 2000. The cost of preparing, assembling and mailing the enclosed proxy material will be paid by the Company.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  On February 21, 2000, the record date for determination of stockholders entitled to notice of and to vote at said Annual Meeting, the Company had outstanding 8,698,858 shares of Common Stock, each of which is entitled to one vote.

  The persons owning beneficially 5% or more of the Company's outstanding Common Stock as of February 21, 2000, and the stock ownership of all the Officers and Directors of the Company as a group as of that date are as follows:






                                             Amount
          Name and Address of              Beneficially     Percent
          Beneficial Owner                  Owned           of Class

          E. P. Evans                      1,339,595        15.40%
            c/o Fansteel Inc.
            Number One Tantalum Place
            North Chicago, IL 60064

          R. S. Evans                      1,339,596        15.40%
            c/o Crane Co.
            100 First Stamford Place
            Stamford, CT 06902

          T. M. Evans, Jr.                 1,371,595 (1)    15.77%
            c/o Fansteel Inc.
            Number One Tantalum Place
            North Chicago, IL 60064

          FMR Corp.                          671,400         7.72%
            82 Devonshire
            Boston, MA  02109

          Dimensional Fund Advisors Inc.     612,951         7.05%
             1299 Ocean Avenue,
             11th Floor
             Santa Monica, CA  90401


          All Officers and Directors as    4,158,786        47.78%
            a group  (7 persons)

(1) Includes 32,000 shares held as co-executor with Putnam Trust, a division of the Bank of New York, of the Estate of T. M. Evans; Mr. Evans is the brother of
E. P. Evans and R. S. Evans.


                       NOMINEES FOR ELECTION AS DIRECTORS

  Unless the stockholder has exercised the right to withhold such vote for any nominee, the persons named in the enclosed Proxy will vote in favor of the election of all of the six nominees named below as Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected. If, as a result of circumstances not known or unforeseen, any nominee shall be unavailable to serve as a Director, Proxies will be voted for the election of such other person or persons as the Board may select. The following table sets forth pertinent information with respect to such nominees, including their principal business experience and shares of the Company's Common Stock beneficially owned by them, directly or indirectly, on February 21, 2000.




                                                 Year in
                                                 Which
                                                 First       Shares of
                                                 Became      Common
                            Principal Business   Director    Stock Owned Percent
                                Experience       of the      Benefic-    of
         Name        Age  and Other Information  Company        ially    Class

     E. P. Evans     58   Mr. Evans manages         1976     1,339,595   15.40%
                          personal business
                          interests and
                          investments. He was
                          elected a director of
                          the Company in
                          September 1997.
                          Mr. Evans served as
                          director and Chairman
                          of the Board of
                          Directors of the
                          Company from 1976 to
                          1983. He also served
                          as a director of the
                          Company from 1992 to
                          1995. He is a
                          director of HBD
                          Industries, Inc.

     R. S. Evans     55   Mr. Evans is the          1992     1,339,596   15.40%
                          Chairman and Chief
                          Executive Officer of
                          Crane Co. Until 1998
                          he was Chairman and
                          Chief Executive
                          Officer and a
                          director of Medusa
                          Corporation.
                          Mr. Evans is also a
                          director of Crane
                          Co., HBD Industries,
                          Inc., Southdown
                          Corporation, and
                          Huttig Building
                          Products, Inc.


     T. M. Evans,    62   Mr. Evans manages         1986     1,371,595    15.77%
     Jr.                  personal business                  (1)
                          interests and
                          investments.  He is
                          a director of HBD
                          Industries, Inc.


                                                 Year in
                                                 Which
                                                 First        Shares of
                                                 Became         Common
                            Principal Business   Director    Stock Owned Percent
                                Experience       of the      Benefic-      of
         Name        Age  and Other Information  Company        ially      Class

     P. J. Kalis     50   Mr. Kalis is a            1996            0    0%
                          partner and Chairman
                          of the Management
                          Committee of the law
                          firm Kirkpatrick &
                          Lockhart, LLP.

     J. S. Petrik    70   Mr. Petrik is a           1985       2,000 (2) less
                          retired Vice                                   than
                          President and                                   0.1%
                          Director of Turner
                          Broadcasting System,
                          Inc.  From 1992 to
                          1996 he was
                          Consultant, New
                          Technologies, Turner
                          Broadcasting System,
                          Inc.  He is a
                          director of HBD
                          Industries, Inc.

     G. L.           55   Mr. Tessitore has         1999     104,500 (3)  1.20%
     Tessitore            been Chairman of the
                          Board, President and
                          Chief Executive
                          Officer of the
                          Company since January
                          26, 1999. From May
                          1998 until January
                          1999, he was
                          President and a
                          director of Claricom,
                          Inc., a privately
                          held telecom-
                          munications supplier.
                          From April 1996 until
                          December 1997, he
                          served as President
                          and Chief Executive
                          Officer and a
                          director of Yale
                          International, Inc.
                          From March 1993 until
                          February 1995, he was
                          President of Breed
                          Technologies, Inc.

 Each of the above-named persons has continuously served as a Director of the Company since the year shown in the table except that E. P. Evans' most recent term as a Director commenced in September 1997.

(1) Mr. T. M. Evans, Jr. is co-executor, along with Putnam Trust, a division of the Bank of New York, of the Estate of his father, T. M. Evans, Sr., deceased, which holds 32,000 shares of common stock of the Company formerly owned by the decedent; he is the brother of E. P. Evans and R. S. Evans.

(2) Does not include 5,000 shares of common stock held by Diana J. Petrik, wife
of J. S. Petrik.   Mr. Petrik disclaims any beneficial interest in the shares held by his wife.

(3) Includes 100,000 restricted shares awarded by the Board of Directors pursuant to the Company's Long Term Incentive Plan on January 26, 1999; 33,334 of these shares are no longer subject to restrictions.


  During 1999 there were six Board meetings. Each Director attended at least 75% of the meetings of the Board. In addition, all members of the Audit Committee and the Compensation and Nominating Committee attended all of the meetings held.

  Messrs. P. J. Kalis (Chairman), T. M. Evans, Jr., and J. S. Petrik were members of the Audit Committee from January 1, 1999 through December 31, 1999. The Committee held two meetings during the calendar year 1999. The Committee reviews the scope and results of the audit and proposes appointment of the auditors subject to the approval of the Board and ratification of the stockholders. The Committee also reviews the Company's system of internal controls and procedures with the auditors and the rendering of non-audit services by the auditors.

  Messrs. R. S. Evans (Chairman), E. P. Evans, P. J. Kalis and J. S. Petrik were members of the Compensation and Nominating Committee from January 1, 1999 through December 31, 1999. The Committee held two meetings in 1999 and reviewed all matters relating to executive compensation.

  During 1999 the Company retained the law firm of Kirkpatrick & Lockhart, LLP of which Mr. Kalis is a partner.




                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                           SUMMARY COMPENSATION TABLE
                                                                          All
                                                                         Other
                                                                         Comp-
                                                       Long-Term        ensa-
                                                       Compensation       tion
                             Annual Compensation           Awards          (3)
                                                          Restric-
                                                          -ted
                                                          Stock    Stock
     Name & Principal                                      Awarded Options
        Position           Year  Salary    Bonus   Other     (1)     (2)

   Gary L. Tessitore       1999 $321,742 $100,000 $39,254 $575,000 300,000 $   0
    Chairman of the Board, 1998        0        0       0        0       0     0
    President and Chief    1997        0        0       0        0       0     0
    Executive Officer

   Michael J. Mocniak      1999  192,510   15,134   3,318        0       0 4,800
    Vice President,        1998  189,956   24,619     942        0  20,000 4,800
    General Counsel        1997  184,108        0   1,399        0       0 4,800
    and Secretary

   R. Michael McEntee      1999  187,425   15,134   9,072        0       0 4,800
    Vice President & Chief 1998  183,924   24,619   1,912        0  20,000 4,800
    Financial Officer      1997  175,819        0   1,912        0       0 4,800

   Jack W. Stawski         1999  138,750   24,052       0        0  20,000     0
    Vice President         1998        0        0       0        0       0     0
    Operational and        1997        0        0       0        0       0     0
    Process Improvement

   William D. Jarosz (4)   1999  265,397   70,594   2,222        0       0     0
                           1998  243,062   35,375  24,137        0  32,000 4,000
                           1997  235,477        0  22,689        0       0 4,000

(1) Reported as dollar value of the closing market price of the Company's common stock ($5.75) on January 26, 1999, the date of grant, multiplied by 100,000, which is the number of restricted shares awarded on that date.
(2) Reported in number of shares.
(3) Amounts of All Other Compensation are amounts contributed or accrued for fiscal years 1999, 1998 and 1997 under the Company's Savings and Profit Sharing Plan.
(4) Mr. Jarosz served as Chairman of the Board, President and Chief Executive Officer until his resignation on January 26, 1999. The compensation reported in this table for 1999 subsequent to his date of resignation was paid pursuant to a letter agreement providing salary and benefit continuation as described in the Report of the Compensation and Nomination Committee contained in this Proxy Statement. All stock options were forfeited upon resignation in accordance with the terms of the Company's Long-Term Incentive Plan.



        AGGREGATED OPTIONS IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

                                                   Number of      Value of
                                                   Securities     Unexercised
                                                   Underlying     In-the-
                                                   Unexercised    Money
                                                   Options at     Options at
                        Shares                     FY-End (#)     FY-End ($)
                        Acquired on  Value         Exercisable/   Exercisable
                        Exercise     Realized      Unexercis-     /Unexercis-
          Name              (#)         ($)           able            able

          Gary L.             0           $0          0/300,000       $0/$0
          Tessitore

          Michael J.          0            0       6,667/13,333        0/0
          Mocniak

          R. Michael          0            0       6,667/13,333        0/0
          McEntee

          Jack W.             0            0           0/20,000        0/0
          Stawski



                        OPTION GRANTS IN LAST FISCAL YEAR

                                                             Potential Realized
                Number of   % of Total                       Value at Assumed
                Securities  Options                           Annual Rates of
               Underlying  Granted to                           Stock Price
               Options     Employees    Exercise   Expira-   Appreciation for
               Granted     in Fiscal    Price      tion          Option Term
       Name         (#)       Year     ($/Share)     Date       5%         10%


     Gary L.      300,000      93%       $5.66    01/26/09  1,067,863  2,706,175
     Tessitore
     (1)
     Jack W.       20,000       6%       $5.44    03/29/09     68,424    173,399
     Stawski
     (2)





(1) The stock options were granted on January 26, 1999 and are exercisable in one-fourth increments on January 26, 2000, 2001, 2002 and 2003.

(2) The stock options were granted on March 29, 1999 and are exercisable in one-fourth increments on March 29, 2000, 2001, 2002 and 2003.

                               PENSION PLAN TABLE
                               Years of Service
            Remuner-
           ation         15         20         25         30         35
            $125,000   $32,039    $37,719    $43,398    $49,078    $54,757
             150,000    38,789     45,719     52,648     59,578     66,507
             175,000    44,189     52,119     60,048     67,978     75,907
             200,000    44,189     52,119     60,048     67,978     75,907
             225,000    44,189     52,119     60,048     67,978     75,907
             250,000    44,189     52,119     60,048     67,978     75,907
             300,000    44,189     52,119     60,048     67,978     75,907
             400,000    44,189     52,119     60,048     67,978     75,907
             500,000    44,189     52,119     60,048     67,978     75,907


  The Fansteel Consolidated Employee Pension (the "Plan") provides benefits to the executive officers of the Company as well as salaried and hourly employees. The annual benefit is calculated using the employee's salary, overtime pay, commissions and bonus payments as covered compensation. This covered compensation is essentially identical to the compensation reported in the Summary Compensation Table.

  The Plan provides benefits upon retirement at age 65 based upon years of service and compensation. Messrs. G. L. Tessitore, M.J. Mocniak, R.M. McEntee and J. W. Stawski have 1, 17, 20 and 1 year(s) of credited service, respectively, under the Plan.

  Annual pension benefits payable under the Plan, at age 65, based on an annuity for ten years certain and for life thereafter, are equal to 1.8% of the employee's average annual compensation for each of his first 15 years of credited service, plus 1.0% of his average annual compensation for each year of credited service after the 15th year less .325% of the lesser of the employee's average compensation for the three years prior to retirement or the average of the taxable wage basis under the Social Security Act for each calendar year during the 35-year period ending with the year the employee attains Social Security retirement age multiplied by the lesser of the employee's actual years of credited service or 35. The amounts in the table have been reduced by the offset.

  The standard arrangement with the Directors provides for Directors' fees in the amount of $20,000 per year, $500 per board meeting attended, $1,000 per committee meeting attended, and $3,000 per year for serving as a committee chairman.

  All decisions regarding executive compensation are made by the entire Board. Any officer and employee of the Company who was a member of the Board participated in deliberations of the Board during the last completed fiscal year concerning executive officer compensation.


             REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE ON

                             EXECUTIVE COMPENSATION

  The Compensation and Nominating Committee of the Company reviews all matters relating to executive compensation and reports its actions and recommendations to the Board of Directors.

  The Company's policy on executive officer compensation is to provide compensation which enables the Company to attract and retain a highly qualified complement of executive officers who will enhance shareholder value by optimizing the profitability of the Company's manufacturing operations and maintaining sound, conservative fiscal policies. The Company's compensation package for 1999 consisted of three parts: base salary, a potential annual bonus and equity-related compensation.

  Base Salary. Base salaries are set near the median for similarly-sized businesses competing in the same or similar industries as the Company. The sources of comparisons are publications dealing with executive compensation.
The information reported in those publications does not usually reveal the identity of the companies which are the subject of the reports. The companies which are the basis of that information, accordingly, are not necessarily those which comprise the peer group for comparison of shareholder returns. By setting salaries at a median level, the Company believes that it can attract and retain the caliber of executive officer desired.

  Incentive Compensation. On January 23, 1996, the Committee approved a bonus plan in which the executive officers participate. This plan was designed to strengthen the performance-related nature of the Company's incentive compensation program by providing a more formal and objective plan structure and tying incentive pay more closely to performance measures that closely reflect stockholders' interests. The plan is based upon improvement in economic value added (EVA*). EVA is the difference between the return on capital and the cost of that capital multiplied by the amount of capital invested. The key factors utilized in calculating bonuses under the plan are the Company's cost of capital, return on capital, capital employed, and net operating profit after tax.

  Under the plan, the Committee determines the portion of an available bonus pool which would be paid to executive officers. The total amount of the available pool is calculated by comparing the current year's EVA with the prior year's EVA. If the prior year's EVA was negative, the bonus pool will be 15% of the difference. If the prior year's EVA was positive, the bonus pool will be 10% of the difference plus 6% of any positive EVA. The portion of the bonus pool awarded by the Committee to an executive officer will be added to an accrual account for such executive officer and one-third of the account balance will be paid to him in cash. The accrual account balance can be reduced for years in which there is a decline in EVA. The Committee will determine each executive officer's award from the bonus pool based upon his relative performance for the year as well as his relative performance compared to the other officers.

  Equity-Related Compensation. The Company established the Long-Term Incentive Plan in 1998. The plan is designed to enable the Company to offer competitive equity-based compensation packages to executives, provide the Company flexibility in designing equity-based compensation programs to suit current needs and offer a vehicle for other compensation programs. Upon ratification of the Long-Term Incentive Plan the Committee recommended and the Board granted the initial awards of Incentive Stock Options made in accordance with Section 422 of the Internal Revenue Code. In determining the number of options to award each executive officer, the Committee considered compensation data compiled by Ernst & Young, LLP relating to stock option grants for a peer group of organizations as reported in proxy and other SEC filings. This peer group was engaged in metal fabrication and tool and machinery manufacturing and are not necessarily the same peer group used in the comparison of shareholder returns. The Black-Schole option pricing model was used to calculate the present value of a stock option on the grant date. That value in May, 1998 was calculated to be $3.90 per option. As a percentage of base salary, the number of options was less than the average awarded by the peer group for similar executive officer positions. One officer subsequently employed by the Company, other than the Chief Executive Officer, was granted a number of options comparable to other officers with a similar salary level.

  Chief Executive Officer Compensation. G. L. Tessitore was elected as the Company's Chairman of the Board, President and Chief Executive Officer on January 26, 1999. Mr. Tessitore's compensation for 1999 was established by the Company at a level determined to be necessary, after considering various candidates, to attract an individual with the requisite background and capabilities to serve as Chief Executive Officer. A significant portion of Mr. Tessitore's compensation is related to the Company's performance as evidenced by the large component of equity compensation. Since 1999 was the first year Mr. Tessitore served as Chief Executive Officer his compensation in the preceding fiscal year was not based on any particular measure of the Company's performance. Mr. Tessitore's first year compensation consisted of a $350,000 annual base salary, a $100,000 cash signing bonus, 100,000 shares of restricted stock vesting in three equal annual increments and 300,000 non-qualified options for the Company's common stock vesting in four equal annual installments.

  Mr. Jarosz served as Chief Executive Officer of the Company until his resignation on January 26, 1999. In 1999 compensation was paid to Mr. Jarosz pursuant to a letter agreement with the Company providing salary continuation and continued benefit plan participation through June 30, 2000 as well as payment of the amount credited to his account under the Company's incentive compensation (EVA) plan. The accompanying tables reflect the compensation paid pursuant to that agreement.

  Other Matters. The Company does not anticipate that it will be affected in the future by Section 162(m) of the Code, which imposes an annual limit of $1,000,000 per person on the federal income tax deduction for executive compensation. If the Company should determine that this limitation might impact the Company, the Company would likely take the necessary steps to bring its compensation programs into compliance with Section 162(m) so that non-deductibility would be avoided.

R. S. Evans, Chairman of the Committee
E. P. Evans
P. J. Kalis
J. S. Petrik



  The Company compares its total shareholder return in the following performance graph with the MG Industry Group 611 - Aerospace Components, formerly identified as MG Industry Group 012, as well as the MG Industry Group 626 - Metals Fabrication, formerly identified as MG Industry group 301. The Company began comparing its shareholder returns in 1994 with MG Industry Group 626 - Metals Fabrication as a better measure of the overall business of the Company and because of the reduced concentration of the Company's sales in the aerospace components market in 1994 as compared to previous years.




Note:  Performance graph submitted in paper format under cover of Form SE.




                AGREEMENT CONCERNING SIGNIFICANT OWNERSHIP EVENT

  On April 19, 1999, the Board of Directors approved an Agreement (the "Agreement" or "Agreements") with each of the four current officers named in the summary compensation table providing severance protection following a Significant Ownership Event. The purpose of the Agreement is to reenforce and encourage the officers to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change in control. These Agreements provide that each officer is entitled to certain benefits (the "Severance Benefits") in the event that a Significant Ownership Event, as the term is defined in the Agreement and summarized below, shall occur and within two years after the Significant Ownership Event either of the following shall occur: (i) an involuntary termination of the officer's employment with the Company without Cause as that term is defined in the Agreements and summarized below; or (ii) a voluntary termination of the officer's employment with the Company for Good Reason, as that term is defined in the Agreements and summarized below.

  The Severance Benefits include: (i) a lump sum severance payment within thirty days of the effective date of termination equal to 2.99 times the sum of his annual salary and average bonus; (ii) a payment equal to the officer's unpaid salary, accrued but unused vacation pay and earned but unpaid bonuses, all other cash entitlements through the effective date of termination and (iii) an amount equal to the aggregate amount of matching contributions that would be credited to the officer under the Fansteel Savings and Profit Sharing Plan for the three years following the effective date of termination. In addition, for a period of eighteen months, the Company must continue to provide all welfare benefits, including medical, dental, vision, life and disability benefits pursuant to plans under which the officer and/or his family were entitled to participate at the same levels and same costs to the officer as existed at the date of the Significant Ownership Event.

  The Agreements between the Company and Messrs. Mocniak, McEntee and Stawski (individually the "Vice President") provide for certain limitations on payments by the Company. If tax counsel selected by the Company and reasonably acceptable to the Vice President determines that any portion of any payment under the Agreement would constitute an "excess parachute payment" as defined in the Internal Revenue Code, then the payments to be made to the Vice President shall be reduced (but not below zero) such that the value of the aggregate payments that the Vice President is entitled to receive under the Agreement and any other agreement, plan or program of the Company, shall be one dollar ($1.00) less than the maximum amount of payments which the Vice President may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code.

  The Agreement between the Company and Mr. Tessitore provides that if any economic benefit or payment or distribution by the Company to or for the benefit of Mr. Tessitore whether paid or payable or distributable pursuant to the terms of the Agreement or otherwise (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or by any special tax of any state or municipality or subdivision thereof which is in addition to the generally applicable income tax of such entity, together with interest and penalties thereon (collectively the "Excise Tax"), then Mr. Tessitore shall be entitled to an additional payment (a "Gross-Up-Payment") in an amount such that after payment by Mr. Tessitore of the Excise Tax, including any Excise Tax imposed upon the Gross-Up-Payment, Mr. Tessitore retains an amount of the Gross-Up-Payment equal to the Excise Tax imposed on the Payments.

  Under the Agreements, certain terms are defined which are summarized as follows. A Significant Ownership Event is deemed to occur upon (i) the acquisition (other than from the Company) by any person or group of 30% or more of the outstanding common stock or voting securities of the Company, other than by a Company benefit plan or where the acquiror has substantially similar ownership as the Company; (ii) a significant change in the Company's Board of Directors not approved by the incumbent Board; (iii) shareholder approval of certain significant reorganizations, mergers and similar transactions involving the Company; or (iv) shareholder approval of a complete liquidation or dissolution of the Company or the sale of all or substantially all of the Company's assets. A Significant Ownership Event shall not be deemed to occur solely as a result of: (i) distribution of shares of the Company's common stock from the Estate of T. M. Evans (the "Estate") to the beneficiaries of the Estate (the "Beneficiaries"); (ii) transfers among the Beneficiaries or the members of their families or their affiliated estate planning vehicles (the "Beneficiary Interests); or (iii) any transaction described in clause (i), (iii) or (iv) in the preceding sentence following which the Estate and the Beneficiary Interests retain beneficial ownership of 25% of the combined voting power of the outstanding voting securities of the Company or surviving entity unless, as a result of such transaction, individuals who are or are affiliated with non-Beneficiary Interests constitute at least one-third of the directors then in office.

  Cause includes: (i) conviction or plea of no contest to a felony or a misdemeanor involving moral turpitude; (ii) dishonesty or breach of trust by the officer which is injurious to the Company; or (iii) wilful misconduct by the officer in the performance of his duties. The term Good Reason includes:
(i) a material reduction in the officer's duties, authorities and responsibilities; (ii) a relocation of the officer's place of work by more than 35 miles; (iii) a material reduction of the officer's compensation or benefits; or (iv) failure to obtain a successor's assumption of the Company's obligations under the Agreement or a purported termination of the officer not in accordance with the Agreement.

                              SELECTION OF AUDITORS

  The Board, upon recommendation of the Audit Committee, favors ratification of the appointment of Ernst & Young LLP, Certified Public Accountants, as auditors for the Company for the year ending December 31, 2000. Representatives of Ernst & Young LLP are expected to attend the meeting; they will be given the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS


  In the event a stockholder desires to make a proposal for the Company's Annual Meeting scheduled for April 18, 2001, the proposal must be submitted to the Secretary of the Company by November 17, 2000.


                            FORM 10-K ANNUAL REPORTS

  The Company will furnish to any stockholder upon request and without charge a copy of the Company's Annual Report on Form 10-K for the year 1999. Requests for said Report must be in writing and directed to the attention of the Secretary of the Company at the address set forth in the Notice of Meeting immediately preceding this Proxy Statement, and must contain a representation by the person requesting said Report that such person was the beneficial owner of securities of the Company on February 21, 2000.

  Stockholders who do not expect to attend the meeting in person are urged to vote, date, sign and return the enclosed Proxy in the enclosed self-addressed envelope, which requires no postage if mailed in the United States.

                             By order of the Board of Directors,

                                        G. L. Tessitore
                               Chairman of the Board, President
                                  and Chief Executive Officer

March 22, 2000